TECHNOLOGY LICENSE AGREEMENT

THIS AGREEMENT made the 13th day of March, 2002.

BETWEEN:

Dr. Vyacheslav Sova, an individual whose address is 4425 Issaquah-Pine Lake Road, SE, Suite P1, Sammamish, WA, 98075

(the "Licensor")

AND:

GOLDEN CAVIAR CORP., a Nevada corporation whose address is 938 Howe Street, Suite 811, Vancouver, B.C. V6Z 1N9

(the "Licensee")

WHEREAS:

1. Recitals

1.1 Licensor is the owner of certain technology related to the production of caviar and similar goods, as further particularized in Schedule "A", including the technology disclosed in the Russian patents listed therein, and all modifications, improvements and enhancements to the foregoing (collectively, the "Technology").

1.2 Licensor and Licensee desire to enter into a license for the Technology.

1.3 In consideration of the issuance of 1,000,000 restricted common shares of Licensee's parent company (Rolltech, Inc.), received by Licensor, Licensor desires to grant a license to the Technology on the terms and conditions herein.

2. Definitions

As used in this Agreement the following terms shall, unless the context otherwise requires, have the following meanings:

2.1 "Confidential Information" means any information relating to or disclosed in the course of this Agreement which is or should be reasonably understood to be confidential or proprietary. "Confidential Information" does not include information: 1) already lawfully known to the receiving party, 2) disclosed in published materials, 3) generally known to the public, or 4) lawfully obtained from any third party.

2.2 "Commencement Date" means the date on the first page of this Agreement.

2.3 "Term" means the period from the Commencement Date until the date this Agreement is terminated pursuant to Article 7.

2.4 "Sold" means made or produced using the Technology, sold by Licensee to a customer, and for which full payment has been received by Licensee.

3. License

3.1 Grant of Licensed Technology. Licensor grants to Licensee during the Term the exclusive right and license throughout the world, to use the Technology and to manufacture, have manufactured, use, market, have marketed, sell and have sold products made with, incorporating or using the Technology.

3.2 Sublicenses. The rights in the Technology granted by Licensor to Licensee include the right to grant sublicenses.

3.3 Modifications and Improvements. Licensor will disclose to Licensee, as soon as reasonably practicable, all modifications, improvements and enhancements to the Technology.

3.4 Assignment. The license granted herein may be assigned in whole or in part by Licensee.

4. Representations

4.1 Representations by Licensor. Licensor represents and warrants that the following are true now and will be true with respect to the Technology.

(a) Licensor owns, free and clear of all liens, claims and restrictions of third parties, the Technology and has the right to use such Technology free and clear of all liens, claims and restrictions of third parties, without infringing upon or otherwise acting adversely to any right or claimed right of others and to bring actions for the infringement of the Technology.

(b) There is no pending or threatened claim or litigation against Licensor contesting Licensor's right to the Technology, nor does there exist any basis for such claim or litigation, nor has Licensor received any notice that any right of Licensor to the Technology conflicts with the asserted rights to others.

5. Confidentiality

5.1 Confidentiality.

(a) During and after the term of this Agreement, each party will keep confidential and not disclose to employees, vendors, customers or others all Confidential Information disclosed to it by the other party under this Agreement except that, on a need to know basis, Licensee may disclose Confidential Information to employees, subcontractors, customers or others who have executed confidentiality agreements obligating them to Licensee at least to the same extent that Licensee is obligated to Licensor under this Article.

(b) Licensee will obtain from all prospective sublicensees confidentiality agreements covering information disclosed to them by Licensee. The agreements shall obligate the sublicensees to Licensee with respect to Confidential Information at least to the same extent the Licensee is obligated to Licensor under this Article.

6. Royalties

6.1 Salmon Caviar. Licensee will pay Licensor:

(i) throughout the period beginning on the Commencement Date and ending on December 31, 2002, USD $0.75 for each kilogram of salmon caviar Sold in bulk, less any credits provided to customers for returned merchandise (for any reason), replacements or promotional purposes;

(ii) throughout the period beginning January 1, 2003 and ending December 31, 2003, USD $0.65 for each kilogram of salmon caviar Sold in bulk, less any credits provided to customers for returned merchandise (for any reason), replacements or promotional purposes;

(iii) throughout the period beginning January 1, 2004 and ending December 31, 2004, USD $0.55 for each kilogram of salmon caviar Sold in bulk, less any credits provided to customers for returned merchandise (for any reason), replacements or promotional purposes;

(iv) throughout the period beginning January 1, 2005 and ending December 31, 2005, USD $0.50 for each kilogram of salmon caviar Sold in bulk, less any credits provided to customers for returned merchandise (for any reason), replacements or promotional purposes; and

(v) throughout the period beginning January 1, 2006 and until the expiry of the Term, USD $0.45 for each kilogram of salmon caviar Sold in bulk, less any credits provided to customers for returned merchandise (for any reason), replacements or promotional purposes.

6.2 Value Added Products. Throughout the Term, Licensee will pay Licensor 5% of the net revenue received by Licensee from all smoked caviar sausage, caviar oil, caviar cream and red-from-black caviar products Sold and any specially packaged (i.e., other than in bulk) salmon caviar Sold, less any credits provided to customers for returned merchandise (for any reason), replacements or promotional purposes.

6.3 Accounting Period. The accounting of royalties under this Article will be on the basis of six month periods ending on June 30 and December 31 of each year during the Term. Each such period is called in this Agreement a "Royalty Period".

6.4 Statements and Payments to Licensor. Within 30 days following the end of each Royalty Period, Licensee will furnish Licensor with a written statement certified by Licensee, of the royalties due to Licensor hereunder for such Royalty Period, setting forth the computation of the royalties. The statement will also include information reasonably necessary to facilitate verification of the royalty calculation and the identification of the products for which royalties are due. Payment by Licensee will accompany each such statement.

6.5 Books of Account; Examination. Licensee will at all times keep complete, true and correct books of account containing a current record of leases, sales, sublicense royalties, and other data in sufficient detail to enable the royalties payable under this Agreement to be computed and verified. Subject to reasonable confidentiality restrictions and undertakings, Licensee will permit Licensor, Licensor's duly authorized agent, or an independent certified public accountant appointed by Licensor to have access for inspection and make copies of pertinent books of account at reasonable times during business hours.

6.6 Currency. All royalties due hereunder will be paid in United States Dollars. All royalties for a Royalty Period computed in other currency will be converted into United States Dollars.

6.7 Taxes. In the event any national government imposes any taxes on any part of the payments by Licensee to Licensor required hereunder and requests Licensee to withhold taxes from such payment, Licensee may deduct such taxes from such payments. Tax receipts indicating payments or withholding of taxes on behalf of Licensor will be promptly submitted to Licensor. Licensee will cooperate with Licensor in a determination of the property of imposition of any such tax.

6.8 Exchange Restriction. In the event any national government imposes any exchange restriction applying to payments required under this Agreement, an account in the name of Licensor will be established in a financial institution of Licensor's choice in the country of such national government, and all monies due Licensor will be paid into such account, or, at Licensor's election, payment will be made to any account designated by Licensor that complies with such restriction.

7. Term of Grants and Termination

7.1 Termination of Agreement. This Agreement and the license granted pursuant to this Agreement will terminate upon written notice by either party to the other party that the other party has committed a material breach of this Agreement, specifying such breach, if such breach is not cured within the 90 day period following receipt of such notice.

7.2 License Following Termination. Following any termination of this Agreement, Licensee, at its option, will be entitled to a license limited to: (i) all products then on hand made using the Technology (whether in the possession of Licensee or its sublicensees, assignees, agents or distributors), (ii) products made using the Technology that Licensee (or such sublicensees, assignees, agents or distributors) can manufacture with materials then on hand that were specifically purchased for the purpose of manufacturing such, and (iii) products made using the Technology needed to fill bona fide orders placed prior to the date of termination.

7.3 Royalty Payments. Licensee's obligation to pay royalties hereunder through the date of any termination of this Agreement will survive termination of this Agreement, and all such royalties will be due and payable within 30 days following such termination accompanied by the statement described in Article 6. After termination, royalties will continue to accrue hereunder upon the sale, lease, or other disposition of sausage, oil or cream made using salmon caviar produced by using the Technology.

8. Infringement

8.1 Who May Sue. Upon learning of any infringement or misappropriation by any third party of any claim of any issued patent included within the Technology, either party will promptly notify the other party in writing of such infringement or misappropriation, giving details thereof. Licensor and Licensee both will have the option, either alone or jointly, to take such measures as may be required to terminate any infringement or misappropriation. When either party brings an infringement or misappropriation action, the other party may join as plaintiff and, whether or not it joins as a plaintiff, will cooperate and assist in the preparation and prosecution of the action.

8.2 Allocation of Expenses and Damages. In the case of mutual agreement on the institution of an infringement or misappropriation action against a third party, Licensee will bear one-half and Licensor will bear one-half of all expenses, unless one party declines to participate financially in the prosecution of such action, in which case the party declining to participate will be excused from bearing its share of such expenses and will be excluded from any share of the damages, fees, costs and penalties recovered. In the case of mutual agreement on the institution of an infringement or misappropriation action, Licensee will receive one-half and Licensor will receive one-half of all damages, fees, costs and penalties recovered that remain after first reimbursing each of them for any amounts expended in prosecuting such infringement or misappropriation action.

8.3 Defense of the Technology. If any judicial, administrative or other action or proceeding is commenced in which any right purported to be granted to Licensee by this Agreement is challenged or is the subject of investigation, or in which the validity of any patent or patent claim that is part of the Technology is challenged, Licensee (or its assignee), at its own expense, will have the obligation to defend against any such action or proceeding, in its own name or in the name of Licensor, or both. Licensor will cooperate fully in such defense. In each Royalty Period, Licensee may apply up to 50% of the amounts due Licensor to pay its attorney fees and other expenses of defense.

9. Patent Expenses

9.1 During the Term:

(a) Licensee may renew and maintain and pay all costs of renewing and maintaining patents included in the Technology.

(b) Licensee will have the right to cause Licensor to apply in Licensor's name for all patents which Licensee, in its reasonable discretion after consultation with Licensor, determines are necessary to exploit the rights and licenses granted hereunder. The legal expense to Licensor of applying for such patents will be paid by Licensee to Licensor.

10. Notices

10.1 Notices. All notices or other communications required by this Agreement will be in writing and will be hand delivered or sent by certified mail, and will be regarded as properly given if sent to the parties or their representatives at the addresses located below:

If to Licensee:

Rolltech, Inc.

938 Howe Street
Suite 811
Vancouver, B.C. V6Z 1N9
Attention Mr. Taly Keren

If to Licensor:

Dr. Vyacheslav Sova
4425 Issaquah-Pine Lake Road, SE
Suite P1
Sammamish, WA 98075

From time to time during the term of this Agreement, the parties may, at their discretion, designate other representatives, addresses or addressees.

11. Binding Effect

11.1 Writing Required. This Agreement constitutes the complete agreement of the parties and cannot be modified except in writing signed by the parties. This Agreement shall bind, and inure to the benefit of, each of the parties and their personal representation, successors in interest and any approved assigns of Licensee. This Agreement and all amendments hereto shall be governed by and construed and enforced in accordance with the laws of the province of British Columbia, Canada, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

12. Survival

12.1 Survival. The provisions set forth in Articles 4, 5, 7, 8 and 10 through 13 will survive the termination of any license granted hereunder and survive the termination of this Agreement.

13. Counterparts

13.1 Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument.

DATED: March 13, 2002.

LICENSOR:

/s/ Dr. Vyacheslav Sova
DR. VYACHESLAV SOVA

LICENSEE:

GOLDEN CAVIAR CORP.

By: /s/ signed
President

SCHEDULE "A"

Patents

Russian Patent No. 2111681, issued 28 May 1998, entitled "Device to Produce Caviar from salmon".

Russian Patent No. 2110179, issued 10 May 1998, entitled "Device to Separate Roe from Roe Films".

Russian Patent No. 2123790, issued 27 December 1998, entitled "Method to Produce Soft Salmoneous Caviar".

Russian Patent No. 2137404, issued 20 September 1999, entitled "Method to Produce Caviar Cream".

Russian Patent No. 2161410, issued 10 January 2001, entitled "Method to Produce Smoked Salmon Caviar".

Know how

Technology including detailed process descriptions for producing salmon caviar.

Technology including detailed process descriptions for separation of salmon caviar oil.

Technology including detailed process descriptions for production of Black Caviar from Red Caviar.

Technology including detailed process descriptions for production of Smoked Caviar Sausage.

Ingredients, including a detailed recipe for production of caviar cream.

Ingredients, including detailed ingredients list and recipe for creating Black Caviar from Red Caviar.

Ingredients, including detailed ingredients list and recipe for creating Smoked Salmon Caviar Sausage.

Good Will, including a customer list with contact information for future marketing purposes.